Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bonanza Creek Energy, Inc. (the "Company") of our reports dated January 30, 2020, and January 18, 2019, which set forth our estimates of reserves and revenue to the Company's interest in certain oil and gas properties, as of December 31, 2019, and 2018, respectively, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission on February 17, 2021 (File No. 001-35371).

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer
Dallas, Texas
June 22, 2021